                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                O'Charley's Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                O'Charley's Logo

                                3038 SIDCO DRIVE
                           NASHVILLE, TENNESSEE 37204
                                 (615) 256-8500

Dear Shareholder:

It is my pleasure to extend to you a cordial invitation to attend the annual meeting of shareholders of O'Charley's Inc. to be held at 9:00 a.m., local time, on Thursday, May 6, 1999, at the company's home office located at 3038 Sidco Drive, Nashville, Tennessee.

Shareholders will be asked to elect three directors to the company's board of directors. In addition, we will present a report on the condition and performance of the company, and you will have an opportunity to question management on matters that affect the interests of all shareholders.

We hope you will be able to attend the meeting in person. Whether you expect to attend or not, we request that you complete and return the enclosed proxy card in the enclosed post-paid envelope. Your vote is important.

I look forward to seeing you on Thursday, May 6.

                                     Sincerely,
                                     /s/ GREGORY L. BURNS

                                     Gregory L. Burns
                                     Chairman of the Board, President, and
                                     Chief Executive Officer

                                O'Charley's Logo

                                3038 SIDCO DRIVE
                           NASHVILLE, TENNESSEE 37204
                                 (615) 256-8500

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------

As a shareholder of O'Charley's Inc., you are hereby given notice of and invited to attend the annual meeting of shareholders of the company to be held at 9:00 a.m., local time, on Thursday, May 6, 1999, at the company's home office located at 3038 Sidco Drive, Nashville, Tennessee, for the following purposes:

     1. To elect three (3) Class III directors to hold office for a term of three (3) years; and

     2. To transact such other business as may properly come before the annual meeting.

Shareholders of record at the close of business on March 19, 1999 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement.

You can ensure that your shares of common stock are voted at the annual meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the annual meeting and vote in person. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                     By the Order of the Board of Directors
                                     /s/ A. CHAD FITZHUGH
                                     A. Chad Fitzhugh, Secretary
Nashville, Tennessee
April 8, 1999

                                O'CHARLEY'S INC.
                                3038 SIDCO DRIVE
                           NASHVILLE, TENNESSEE 37204
                                 (615) 256-8500

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

The accompanying proxy is solicited by the board of directors of the company for use at the annual meeting of shareholders to be held on May 6, 1999, and at any adjournment or postponement thereof. The purposes of the annual meeting are to elect three Class III directors and to transact such other business as may properly be brought before the annual meeting. This proxy statement and the enclosed proxy are first being sent to shareholders on or about April 8, 1999.

Shareholders of record at the close of business on the record date, March 19, 1999, are entitled to notice of and to vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held on the record date.

The presence at the meeting, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the meeting. As of the record date, 15,414,712 shares of the company's common stock were outstanding. Proxies received but marked as abstentions or broker non-votes will be counted as present for purposes of determining a quorum on all matters. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote in the broker's discretion on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter.

Shares of common stock represented by a proxy properly signed and received at or prior to the annual meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy. If a proxy is dated, signed, and returned without specifying choices, the shares will be voted as recommended by the company's board of directors. A shareholder who signs and returns a proxy may revoke it at any time before it is voted by attending the annual meeting and electing to vote in person, by notifying the secretary of the company in writing, or by duly executing a proxy bearing a later date.

The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. Any other matters submitted to the shareholders will be approved if the number of shares voted in favor of the proposal exceed the number of shares cast against it. Abstentions and broker non-votes will not be counted as votes for or against any director nominee or any other matter considered at the annual meeting. The board of directors knows of no other matters that are to be brought to a vote at the annual meeting. If any other matter does come before the annual meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons are known by the company to be the beneficial owners of more than 5% of the outstanding shares of the common stock. The following information is based solely upon information set forth in Schedules 13G filed by such persons with the Securities and Exchange Commission.

                                                      AMOUNT AND
                                                      NATURE OF
                  NAME AND ADDRESS                    BENEFICIAL          PERCENT
                OF BENEFICIAL OWNER                   OWNERSHIP          OF CLASS
                -------------------                   ----------         --------
David K. Wachtel, Jr................................  1,601,399            10.4%
  640 Spence Lane, Suite 123
  Nashville, Tennessee 37217
St. Denis J. Villere & Company......................  1,455,425(1)          9.4
  210 Baronne Street, Suite 808
  New Orleans, Louisiana 70112
Brown Investment Advisory & Trust Company...........  1,021,688             6.6
  19 South Street
  Baltimore, Maryland 21202
Wellington Management Company, LLP..................    997,500(2)          6.5
  75 State Street
  Boston, Massachusetts 02109
Skyline Asset Management, L.P.......................    838,200(3)          5.4
  311 South Wacker Drive, Suite 4500
  Chicago, Illinois 60606

-------------------------

(1) Villere, an investment advisor, reported that it has shared voting and dispositive power with respect to all shares.

(2) Wellington, an investment advisor, reported that it has shared voting power with respect to 477,500 shares and shared dispositive power with respect to 997,500 shares.

(3) Skyline, an investment advisor, reported that it has shared voting and dispositive power with respect to all shares.

                      PROPOSAL 1:   ELECTION OF DIRECTORS

The company's board of directors is divided into three classes, each class to be as nearly equal in number as possible. At each annual meeting, directors of the class whose term expires in that year are elected for a three-year term. The current board of directors is comprised of nine positions. Three directors will be elected at the annual meeting. The board of directors has nominated Richard Reiss, Jr., G. Nicholas Spiva, and Shirley A. Zeitlin, all of whom are currently serving as directors of the company, as the three nominees for election as Class III directors for a three-year term expiring at the 2002 annual meeting and until their successors are elected and qualified. The terms of the Class I and Class II directors will expire at the annual meeting in 2000 and 2001, respectively.

Each nominee has consented to be a candidate and to serve, if elected. If a nominee becomes unable or unwilling to serve as a director, the persons named in the form of proxy have advised the company that they will vote for such substitute or substitutes as may be designated by the board of directors.

The following table contains as of March 19, 1999 certain information concerning: (i) the current directors of the company, including the nominees;
(ii) each of the named executive officers (as defined below); and (iii) the directors and executive officers as a group.

                                                                                  SHARES OF
                                                                                   COMMON
                                                                                    STOCK
                                                                                BENEFICIALLY
                                                                                  OWNED ON
                                       DIRECTOR    TERM                           MARCH 19,     PERCENT
             NAME                AGE    SINCE     EXPIRES        POSITION          1999(1)      OF CLASS
             ----                ---   --------   -------        --------       -------------   --------
Gregory L. Burns(2)(3).........  44      1990      2000     Chairman of the         499,797        3.2%
                                                              Board, President
                                                              and Chief
                                                              Executive
                                                              Officer
Steven J. Hislop(3)............  39      1998      2000     Executive Vice          261,487        1.7
                                                              President
                                                              and Chief
                                                              Operating
                                                              Officer;
                                                              Director
A. Chad Fitzhugh...............  38        --        --     Chief Financial         234,444        1.5
                                                              Officer,
                                                              Secretary and
                                                              Treasurer
William E. Hall, Jr............  44        --        --     Vice President,          98,400          *
                                                              Director of
                                                              Operations
Herman A. Moore, Jr............  47        --        --     Vice President,          33,985          *
                                                              Commissary
                                                              Operations
John W. Stokes, Jr.(4).........  62      1983      2001     Director                193,249(5)     1.3
Richard Reiss, Jr.(2)(4).......  55      1983      1999     Director                120,750          *
G. Nicholas Spiva(4)...........  47      1985      1999     Director                 63,825(6)       *
H. Steve Tidwell(2)(7).........  56      1988      2001     Director                 63,000          *
C. Warren Neel(3)(7)...........  60      1990      2000     Director                 33,750          *
Samuel H. Howard(7)............  59      1992      2001     Director                 25,875          *
Shirley A. Zeitlin.............  64      1996      1999     Director                 15,000          *
All directors and executive officers as a group (13 persons)..................    1,672,002       10.1

-------------------------

  * less than one percent

(1) Includes the following shares that the named individuals are entitled to acquire within 60 days of the date hereof upon the exercise of options:
    Gregory L. Burns -- 354,810 shares; Steven J. Hislop -- 254,507 shares; A. Chad Fitzhugh -- 229,380 shares; William E. Hall, Jr. -- 91,500 shares; Herman A. Moore, Jr. -- 29,985 shares; John W. Stokes, Jr. -- 27,000 shares; Richard Reiss, Jr. -- 27,000 shares; G. Nicholas Spiva -- 27,000 shares; H. Steve Tidwell -- 27,000 shares; C. Warren Neel -- 27,000 shares; Samuel H. Howard -- 24,750 shares; Shirley A. Zeitlin -- 13,500 shares; and all directors and executive officers as a group (13 persons) -- 1,151,365 shares. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such persons individually and by the group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

(2) Member of the executive committee.

(3) Member of the nominating committee.

(4) Member of the compensation committee.

(5) Includes 66,099 shares owned by Mr. Stokes' wife, as to which Mr. Stokes disclaims beneficial ownership.

(6) Includes 21,750 shares held by a trust for the benefit of Mr. Spiva.

(7) Member of the audit committee.

The following is a brief summary of the business experience of each of the directors of the company, including the nominees.

Gregory L. Burns has served as Chairman of the Board and Chief Executive Officer of the company since February 1994, and as President of the company since September 1996. Mr. Burns, a director of the company since 1990, served as Chief Financial Officer of the company from October 1983 to September 1996, as Executive Vice President and Secretary from October 1983 to May 1993, and as President of the company from May 1993 to February 1994. Mr. Burns is a certified public accountant.

Steven J. Hislop has served as Executive Vice President and Chief Operating Officer of the company since March 1997 and as a director of the company since March 1998. Mr. Hislop served as Senior Vice President -- Operations from January 1993 to March 1997, and as Vice President -- Operations from April 1990 to January 1993.

John W. Stokes, Jr. has served as Vice Chairman of Morgan Keegan & Company, Inc. since 1983. From 1984 to August 1997, Mr. Stokes served as President of The Equity Capital Markets of Morgan Keegan & Company, Inc., a wholly-owned subsidiary of Morgan Keegan & Company, Inc. Mr. Stokes also serves as a director of RFS Hotel Investors, Inc.

Richard Reiss, Jr. is the President of Georgica Advisors, LLC, a private investment management firm. From January 1982 to December 1996, Mr. Reiss was the Managing Partner of Cumberland Associates, Cumberland Partners, and Longview Partners, a private investment management firm and two domestic investment partnerships, respectively. Mr. Reiss is also a director of The Lazard Funds, Inc. and Page One Communications, Ltd.

G. Nicholas Spiva has served as President of Spiva-Hill Investments, a commercial real estate development company, since 1975. Mr. Spiva was an owner of the original O'Charley's restaurant prior to its acquisition by the company.

H. Steve Tidwell has served as President of SPFS, Inc., which operates 18 unaffiliated restaurants in five southern states, since February 1991. From January 1987 to February 1991, Mr. Tidwell served as Secretary and Treasurer of SPFS. Mr. Tidwell served as Vice President of Real Estate and Construction at Shoney's, Inc. from December 1978 to January 1987.

Dr. C. Warren Neel has served as the Dean of the University of Tennessee College of Business Administration since 1977. From October 1985 to January 1987, Dr. Neel was Commissioner of Employment Security of the State of Tennessee. Dr. Neel was a member of the Board of Directors of the Federal Reserve Bank of Nashville from 1980 to 1986, where he served as Chairman in 1985. Dr. Neel also serves as a director of Proffitt's, Inc.,

American Healthcorp, Inc., Clayton Homes, Inc., Promus Hotel Corporation, and BankFirst Corporation.

Samuel H. Howard has served as Chairman of Xantus Corporation, a company that owns and operates health maintenance organizations, since April 1993. From 1971 to 1998, Mr. Howard served as President and Chief Executive Officer of Phoenix Communications Group, a company engaged in radio broadcasting. From 1981 to 1989, Mr. Howard was Senior Vice President, Public Affairs for Hospital Corporation of America. Mr. Howard also serves as a director of Genesis Health Ventures, Inc.

Shirley A. Zeitlin has served as President and Chief Executive Officer of Shirley Zeitlin & Co. Realtors, a real estate brokerage firm, since 1979. Ms. Zeitlin has served as President and a member of the board of the Tennessee Association of Realtors and the Nashville Board of Realtors. She has also served as a member of the board of the Federal Reserve Bank of Nashville, where she served as chairman in 1991. In addition to serving on the advisory board of directors of First American National Bank, Ms. Zeitlin serves as a director of numerous civic and charitable organizations.

The board of directors held four meetings during the fiscal year ended December 27, 1998. Each of the incumbent directors attended more than 75% of the aggregate number of meetings of the board of directors and each committee on which he or she served, with the exception of Ms. Zeitlin, who attended 50% of such meetings.

BOARD COMMITTEES

The board of directors has standing executive, audit, compensation, and nominating committees. The membership and functions of the committees are as follows:

Executive Committee -- This committee exercises all the powers of the board of directors between scheduled meetings of the board of directors, subject to certain limitations of Tennessee law. Members of the executive committee are Messrs. Burns, Reiss, and Tidwell. The executive committee held four meetings during 1998.

Audit Committee -- This committee recommends the appointment of the company's auditors, reviews the scope and results of the audit examination, confers independently with the company's auditors, serves as a liaison between the board of directors and the company's auditors, and reviews various corporate policies, including those relating to accounting and internal controls matters. Members of the audit committee are Messrs. Howard, Neal, and Tidwell. The audit committee held one meeting during 1998.

Compensation Committee -- This committee evaluates the performance of the company's officers, reviews and approves compensation for officers, establishes bonuses for the company's management, and administers the company's stock incentive plans. Members of the compensation committee are Messrs. Reiss, Spiva, and Stokes. The compensation committee held one meeting during 1998.

Nominating Committee -- This committee recommends to the board of directors nominees to be presented to the company's shareholders for election to the board of directors. The nominating committee is comprised of two directors who are also executive officers of the company and one director who is not an executive officer or employee of the company from each of the two classes of directors whose term is not expiring at the annual meeting of shareholders to be held in that year. The nominating committee held one meeting during 1998. For 1999, members of the nominating committee are Messrs. Burns, Hislop, Neel, and Tidwell.

In accordance with the company's bylaws, nominations for election to the board of directors may be made by the board of directors, a nominating committee appointed by the board of directors, or by any shareholder entitled to vote for the election of directors. Nominations made by shareholders must be made by written notice setting forth the information required by the company's bylaws received by the Secretary of the company at least 120 days in advance of an annual meeting or within ten days of the date on which notice of a special meeting for the election of directors is first given to shareholders.

DIRECTOR COMPENSATION

Non-employee directors receive an annual retainer of $3,500, a fee of $1,250 for each board of directors meeting attended and for each committee meeting attended on a day on which there is no regularly scheduled board of directors meeting, and are reimbursed for travel expenses associated with serving as a director. In addition, members of the executive committee are paid a fee of $1,250 per quarter. Directors who are officers or employees of the company receive no compensation for serving as members of the board of directors. The aggregate amount of fees paid to the non-employee directors for the 1998 fiscal year was $73,000.

Non-employee directors participate in the company's 1991 Stock Option Plan for Outside Directors. Non-employee directors receive an option to purchase 11,250 shares upon their initial election to the board of directors. The options become exercisable in 20% annual increments commencing on the first anniversary of the date of grant. The director option plan also provides for annual grants of options to purchase 2,250 shares to each non-employee director in addition to the grant upon his or her initial election to the board of directors. Such options become exercisable six months following the date of grant. All options issued under the director option plan have an exercise price per share at the date of grant equal to the closing sale price of the common stock on the Nasdaq National Market on that date. At December 27, 1998, there were seven participants under the director option plan who held options covering an aggregate of 177,750 shares at exercise prices ranging from $2.06 to $13.67 per share. There have been no exercises to date of options granted under the director option plan.

The board of directors may in the future adjust the compensation of directors as it deems advisable and consistent with the best interests of the company's shareholders and the financial abilities of the company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the company's officers and directors, and persons who own more than ten percent of the company's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Filings were required for those persons, the company believes that all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 27, 1998.

                             EXECUTIVE COMPENSATION

The following table summarizes the compensation paid or accrued by the company during the three fiscal years ended December 27, 1998 for (i) the Chief Executive Officer of the company and (ii) each of the other executive officers of the company whose cash compensation exceeded $100,000 (collectively, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                          LONG TERM
                                                        COMPENSATION
                                                           AWARDS
                                                        -------------
                                 ANNUAL COMPENSATION     SECURITIES
       NAME AND                 ---------------------    UNDERLYING        ALL OTHER
  PRINCIPAL POSITION     YEAR   SALARY($)    BONUS($)   OPTIONS(#)(1)   COMPENSATION($)
  ------------------     ----   ---------    --------   -------------   ---------------
Gregory L. Burns.......  1998    241,250     350,000        75,000              --
  President and          1997    216,250     259,694            --          12,913
  Chief Executive        1996    190,975          --            --          16,750
  Officer
Steven J. Hislop.......  1998    176,250     280,000        37,500          26,243(2)
  Executive Vice         1997    141,250     192,125            --          20,563
  President and          1996    125,975      56,962            --          10,805
  Chief Operating
  Officer
A. Chad Fitzhugh.......  1998    151,250     210,000        37,500          25,456(3)
  Chief Financial        1997    131,250     148,978            --          15,677
  Officer,               1996    113,550      41,646            --          10,459
  Secretary, and
  Treasurer
William E. Hall, Jr....  1998    121,250     125,000            --          15,020(2)
  Vice President,        1997    106,250      80,000        45,000(4)        9,133
  Director of            1996     81,500      36,000            --           4,593
  Operations
Herman A. Moore, Jr....  1998    103,000      75,000            --           5,163(2)
  Vice President,        1997     91,000      73,268            --           4,771
  Commissary             1996     87,000      58,776            --           4,827
  Operations

-------------------------

(1) Number of stock options granted under the 1990 Employee Stock Plan. Although the plan permits grants of restricted stock and stock appreciation rights, no grants of those incentives have been made.

(2) Amount contributed by the company to the company's supplemental executive retirement plan.

(3) Includes $23,056 contributed by the company to the company's supplemental executive retirement plan and $2,400 contributed by the company to the company's 401(k) plan.

(4) Adjusted to reflect a 3-for-2 stock split effective June 2, 1998.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table provides information as to options granted to the named executive officers during the fiscal year ended December 27, 1998. The number of shares subject to options and the per share exercise price have been adjusted to reflect a 3-for-2 stock split effective June 2, 1998.

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                       NUMBER OF                                                 ANNUAL RATE OF STOCK
                       SECURITIES    PERCENT OF                                 PRICE APPRECIATION FOR
                       UNDERLYING   TOTAL OPTIONS     EXERCISE                      OPTION TERM($)
                        OPTIONS      GRANTED TO        PRICE       EXPIRATION   -----------------------
        NAME            GRANTED       EMPLOYEES     PER SHARE($)      DATE         5%           10%
        ----           ----------   -------------   ------------   ----------   ---------   -----------
Gregory L. Burns.....    75,000         16.2%          12.08        2/19/08      569,779     1,443,931
Steven J. Hislop.....    37,500          8.1%          12.08        2/19/08      284,889       721,965
A. Chad Fitzhugh.....    37,500          8.1%          12.08        2/19/08      284,889       721,956

AGGREGATED OPTION EXERCISES AND YEAR-END VALUE TABLE

The following table provides information with respect to exercises by the named executive officers during the fiscal year ended December 27, 1998 of options to purchase shares issued pursuant to the company's stock option plans and information with respect to unexercised options to purchase shares held by the named executive officers as of the end of the fiscal year ended December 27, 1998:

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                            SHARES                          OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                           ACQUIRED                      DECEMBER 27, 1998(1)         DECEMBER 27, 1998($)(2)
                          ON EXERCISE      VALUE      ---------------------------   ---------------------------
          NAME              (#)(1)      REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------   -----------   -----------   -------------   -----------   -------------
Gregory L. Burns........    33,750        393,862       324,810        143,940       2,602,975       489,668
Steven J. Hislop........        --             --       233,882         76,245       1,944,556       276,960
A. Chad Fitzhugh........        --             --       208,755         76,245       1,615,371       276,960
William E. Hall, Jr.....        --             --        91,500         63,900         624,523       287,158
Herman A. Moore, Jr.....     4,500         43,650        22,282         18,968         131,538       107,317

---------------

(1) Adjusted to reflect a 3-for-2 stock split effective June 2, 1998.

(2) Based on the closing price of the company's common stock on the Nasdaq National Market on December 24, 1998 ($13.125).

CHANGE IN CONTROL AGREEMENTS

The company has entered into Severance Compensation Agreements with each of Messrs. Burns, Hislop and Fitzhugh. Each severance agreement terminates upon the earliest of (i) September 16, 1999 in the case of Mr. Burns and March 4, 2001 in the case of Messrs. Hislop and Fitzhugh if no change in control (as such term is defined in the severance agreements) has occurred, (ii) termination of the executive's employment as a result of death, disability, retirement, or cause (as such terms are defined in the severance agreements), or by the executive other than for good reason (as such term is defined in the severance agreements), and (iii) 18 months from the date of a change in control. Upon a change in control of the company, the executive is entitled to a lump sum payment if he is terminated within 18 months of such change in control other than for cause, disability, or retirement (as such terms are defined in the severance agreements) or if he terminates employment with the company following a change in his position, duties, responsibilities or status with the company, a reduction in his base salary, or a relocation of the company's principal executive offices during the term of the severance agreement. In the event of such termination, Mr. Burns' agreement provides that the company shall pay to him as severance pay in a lump sum, in cash, an amount equal to the sum of (i) three times the average of the aggregate annual salary paid to him by the company during the three calendar years preceding the change in control and (ii) three times the highest bonus compensation paid to him for any of the three calendar years preceding the change in control. The agreements for each of Messrs. Hislop and Fitzhugh provide that the company shall pay to him as severance pay in a lump sum, in cash, an amount equal to the sum of (i) 150% of the average of the aggregate annual salary paid to him by the company during the three calendar years preceding the change in control and (ii) 150% of the highest bonus compensation paid to him for any of the three calendar years preceding the change in control. In no event, however, shall the lump sum severance payment, either alone or together with other payments which the executive has the right to receive from the company, exceed an amount which would be deemed to be a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, amended.

COMPENSATION COMMITTEE INTERLOCKS

During fiscal year 1998, the compensation committee of the board of directors was composed of Messrs. Stokes, Reiss and Spiva. None of these persons has at any time been an officer or employee of the company or any of its subsidiaries. In addition, except as set forth below, there are no relationships among the company's executive officers, members of the compensation committee or entities whose executives serve on the board of directors or the compensation committee that require disclosure under applicable Securities and Exchange Commission regulations.

The company leases real estate for the operation of one of its Nashville, Tennessee and one of its Lexington, Kentucky restaurants from CWF Associates, Inc., a Tennessee corporation. During 1998, the company also leased real estate in Huntsville, Alabama from CWF on which the company operated its Huntsville restaurant. The company and CWF terminated the lease for the Huntsville property in January 1999. Mr. Wachtel (14% ownership), Mr. Burns (7% ownership), Mr. Reiss (14% ownership), Mr. Stokes (14% ownership), and Mr. Spiva (14% ownership) are shareholders in CWF. See "Certain Transactions."

COMPENSATION COMMITTEE REPORT

The company's executive compensation program is administered by the compensation committee, which is composed of non-employee directors of the company. The compensation committee approves compensation actions involving the senior management of the company, including the named executive officers. The compensation committee also approves long-term incentive awards for the named executive officers and other key employees of the company, and reviews and administers the incentive compensation, stock option and other compensation plans of the company.

Under the supervision of the compensation committee, the company has developed and implemented compensation policies, plans and programs that are intended to enhance the profitability of the company by aligning closely the financial interests of the company's management with those of its shareholders. In furtherance of these goals, annual base salaries are generally set somewhat below competitive levels so that the company relies to a large degree on annual cash bonuses and long-term stock based incentive compensation to attract and retain senior management of outstanding abilities and to motivate them to perform to the full extent of their abilities.

In designing and administering the individual elements of the executive compensation program, the compensation committee strives to balance short-term and long-term incentive objectives and employ prudent judgement in establishing performance criteria, evaluating performance and determining actual incentive payments. Following is a discussion of each of the elements of the executive compensation program along with a description of the decisions and actions taken by the compensation committee with regard to fiscal 1998 compensation and a specific discussion of Mr. Burns' compensation.

Annual Compensation. Annual total cash compensation for senior management consists of base salary and an annual cash bonus. Setting of annual salaries in fiscal 1998 for the named executive officers was based on a review by the compensation committee of targeted performance criteria, recommendations by the company's Chief Executive Officer and a review of the levels of salary paid by a peer group of 16 comparable restaurant companies for comparable executive ability and experience. Based on such information, the compensation committee approved increases in annual salary for the named executive officers of approximately 15.6% over levels in fiscal 1997. Consistent with the criteria utilized for determining annual salary increases for the other named executive officers, the compensation committee approved an increase in Mr. Burns' annual salary of 11.6% to $241,250 from $216,250.

In January 1998, the committee approved a cash bonus program whereby cash bonuses for each of the named executive officers were to be based upon the attainment of targeted levels of earnings per share. The compensation committee approved bonuses of $350,000, $280,000, $210,000, $125,000 and $75,000 to
Messrs. Burns, Hislop, Fitzhugh, Hall, and Moore, respectively, pursuant to the bonus program for fiscal 1998. The committee has approved a continuation of the cash bonus program for fiscal 1999.

Long-Term Incentive Program. The long-term incentive program for senior management consists of stock option awards granted pursuant to the 1990 Employee Stock Plan. The compensation committee has typically granted stock options to members of senior management and other key employees at its first meeting following a review of the company's operating results for the prior fiscal year. During the latter portion of fiscal 1993, the compensation committee in consultation with members of senior management adopted the Senior Management Stock Option Bonus Program. The purpose of this program is to encourage senior management over the term of the program to meet and exceed budgeted increases in targeted performance criteria in the respective operating areas for which members of senior management have primary responsibility and for the company as a whole. Pursuant to the program, between 1993 and 1998 the compensation committee granted options under the 1990 Employee Stock Plan to each of Messrs. Burns, Hislop, Fitzhugh, Hall, and Moore to purchase an aggregate of 315,000, 213,750, 213,750, 157,500, and 41,250 shares, respectively. In February 1998, the Committee granted additional options to the Named Executive Officers under the program as follows: Mr. Burns -- 75,000 shares; Mr. Hislop -- 37,500 shares; and Mr. Fitzhugh -- 37,500 shares. The options were granted at an exercise price equal to the closing price on the Nasdaq National Market on the date of grant. At the beginning of each fiscal year during the ten year term of the options, the compensation committee establishes targeted increases for each of the 41 participants in the program in operating results for the respective operating areas for each of the participants and for the company as a whole. The options vest 2% annually during the first nine years of the terms of the options and will vest in full in the tenth year if still outstanding at that time. The options permit accelerated vesting of up to 25% each year based on meeting or exceeding the targeted levels established by the compensation committee at the beginning of each such year.

Based on the targeted levels established by the compensation committee at the beginning of fiscal 1998, the options granted to Messrs. Burns, Hislop, Fitzhugh, and Hall pursuant to the program vested 25% each in 1998 and the options granted to Mr. Moore vested 18.4%. In January 1999, the committee established targeted levels for vesting in fiscal 1999 for options granted to the named executive officers under the program based on targeted levels of earnings per share.

Federal Income Tax Deductibility Limitations. Section 162(m) of the Internal Revenue Code, enacted as part of the Omnibus Budget Reconciliation Act in 1993 generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the company's chief executive officer and four other most highly paid executive officers. Compensation paid to these officers in excess of $1,000,000 that is not performance-based cannot be claimed by the company as a tax deduction. The compensation committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation and to seek to qualify the company's long-term compensation awards as performance-based compensation excluded from the $1,000,000 limit. Grants of stock options pursuant to the 1990 Employee Stock Plan should be considered performance-based. None of the company's executive officers has received other compensation that could potentially exceed the applicable deductibility limits. The compensation committee intends for all compensation paid to the company's executives to be fully deductible under federal tax laws.

The tables set forth under "Executive Compensation," and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

John W. Stokes, Jr.             Richard Reiss, Jr.               G. Nicholas Spiva

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the unaudited total return on the company's common stock against the cumulative annual total return of the Nasdaq Stock Market Total Return Index and the S&P 500 Restaurant Index commencing December 27, 1993 and ending December 27, 1998. The following graph assumes that the value of the investment in the company's common stock and each index was $100 on December 27, 1993 and that all dividends were reinvested.

                                                              NASDAQ
                                                              Stock            S&P 500
         Measurement Period              O'Charley's          Market          Restaurant
        (Fiscal Year Covered)                Inc.             Index             Index
12/93                                               100               100               100
12/94                                               120                98               100
12/95                                               170               138               150
12/96                                               141               170               148
12/97                                               179               209               159
12/98                                               227               293               249

                              CERTAIN TRANSACTIONS

The company leases real estate for the operation of its Goodlettsville, Murfreesboro and Clarksville, Tennessee and Bowling Green, Kentucky restaurants from Two Mile Partners, a Tennessee general partnership owned 75% by Mr. Wachtel and 25% by Mr. Burns. These four leases provide for annual rentals in an aggregate amount equal to the greater of $429,900 or 6% of each restaurant's sales. These leases expire at various times through 2006, with options by the company to renew for up to ten additional years on the same terms. During fiscal 1998, the company paid Two Mile Partners aggregate rent of $692,606.

During fiscal 1998, the company leased from Two Mile Partners II, a Tennessee general partnership owned 80% by Mr. Wachtel and 20% by Mr. Burns, real estate in Melbourne, Florida on which the company formerly operated a restaurant. The lease provided for annual rentals in an aggregate amount equal to the greater of $135,300 or 6% of the restaurant's sales. The lease was a month to month lease. On March 4, 1998, the Company gave notice of termination of the lease effective June 2, 1998. During fiscal 1998, the company paid Two Mile Partners II aggregate rent of $50,039.

The company leases real estate for the operation of one of its Nashville, Tennessee and one of its Lexington, Kentucky restaurants from CWF Associates, Inc. These leases provide for annual rentals in an aggregate amount equal to the greater of $160,800 or 6% of each restaurant's sales. These leases expire at various times through 2007, with options by the company to renew for up to ten additional years on the same terms. Each lease grants the company an option, exercisable at any time during the term of the lease, to purchase the property at the greater of its fair market value or the indebtedness outstanding with respect to such property at the time of any such purchase. During 1998, the company also leased real estate in Huntsville, Alabama from CWF on which the company operated its Huntsville restaurant. The company and CWF terminated the Huntsville lease in January 1999. In connection with the termination of the lease, the company paid CWF a fee of $116,000. Mr. Wachtel (14% ownership), Mr. Burns (7% ownership), Mr. Reiss (14% ownership), Mr. Stokes (14% ownership), Mr. Spiva (14% ownership) and others are shareholders in CWF. In addition, A. Chad Fitzhugh, Chief Financial Officer, Secretary, and Treasurer of the company, is the Secretary of CWF. During fiscal 1998, the company paid CWF aggregate rent of $397,503.

                           PROPOSALS OF SHAREHOLDERS

Shareholders intending to submit proposals for presentation at the next annual meeting of the shareholders of the company and inclusion in the proxy statement and form of proxy for such meeting should forward such proposals to A. Chad Fitzhugh, Secretary, O'Charley's Inc., 3038 Sidco Drive, Nashville, Tennessee 37204. Proposals must be in writing and must be received by the company prior to December 10, 1999. Proposals should be sent to the company by certified mail, return receipt requested.

In addition, the company's bylaws contain an advance notice provision that provides that for a shareholder proposal to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide notice thereof to the Secretary of the company no later than December 10, 1999 and the proposal and the shareholder must comply with Regulation 14A under the Securities Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received prior to December 10, 1999, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

                            PROXY SOLICITATION COSTS

The enclosed form of proxy is solicited on behalf of the board of directors of the company. The cost of solicitation of proxies will be borne by the company, including expenses in connection with preparing, assembling, and mailing this proxy statement. Such solicitation will be made by mail and may also be made by the company's regular officers or employees personally or by telephone or telecopy. The company may reimburse brokers, custodians, and their nominees for their expenses in sending proxies and proxy materials to beneficial owners.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The board of directors of the company has selected KPMG LLP to serve as independent auditors for the current fiscal year. Such firm has served as the company's independent auditors since August 1991. Representatives of KPMG LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                                                                      Appendix A
                                O'CHARLEY'S INC.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AT 9:00 A.M., ON THURSDAY, MAY 6, 1999.

    The undersigned hereby appoints Gregory L. Burns, A. Chad Fitzhugh, and each of them, attorneys and proxies with full power of substitution to vote in the name of and as proxy for the undersigned all the shares of common stock of O'Charley's Inc. (the "Company") held of record by the undersigned on March 19, 1999, at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on Thursday, May 6, 1999, at the Company's home office located at 3038 Sidco Drive, Nashville, Tennessee, and at any adjournment thereof.

    1. To elect the following nominees as Class III directors to serve until the 2002 Annual Meeting of Shareholders and until their successors are elected and qualified.

        Richard Reiss, Jr., G. Nicholas Spiva, and Shirley A. Zeitlin

[ ]  FOR all nominees listed above                              [ ]  WITHHOLD AUTHORITY to vote
     (except as indicated to the contrary below)                     for all nominees

    (To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

    ----------------------------------------------------------------------------

    2. In their discretion, the Proxies are authorized to consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES REFERRED TO IN PARAGRAPH 1.

The undersigned revokes any prior proxies to vote the shares covered by this proxy.

Date:                                          , 1999
      ----------------------------------------         ---------------------------------------------
                                                                        Signature

                                                       ---------------------------------------------
                                                                        Signature
                                                       (When signing as attorney, executor, adminis-
                                                       trator, trustee or guardian, please give full
                                                       title as such. If shareholder is a
                                                       corporation, corporate name should be signed
                                                       by an authorized officer and the corporate
                                                       seal affixed. If shareholder is a
                                                       partnership, please sign in partnership name
                                                       by authorized persons. For joint accounts,
                                                       each joint owner should sign.)

PLEASE SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.